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                                               August 14, 2001


Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street NW
Washington, DC 20549

Att: Filing Desk, Stop I-4

                           Re:  Kenilworth Systems Corporation
                                File No. 0-08962
                                Form 12b-25

Gentlemen:

         Enclosed please find Form 12b-25 filed by EDGAR on August 14, 2001.

                                      Very truly yours,

                                      Kenilworth Systems Corporation

                                      By: /s/ Herbert Lindo
                                         ---------------------------
                                          Herbert Lindo - President

Enc.

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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                                                             SEC File #: 0-08962
                                                              CUSIP #489084 10 3

                           NOTIFICATION OF LATE FILING

(Check One):[ ]Form 10-K [ ]Form 20-F [ ]Form 11-K [X]Form 10-Q [ ]Form N-SAR

         For Period Ended: June 30, 2001
                          -----------------
         [ ] Transition Report on Form 10-K
         [ ] Transition Report on Form 20-F
         [ ] Transition Report on Form 11-K
         [X] Transition Report on Form 10-Q
         [ ] Transition Report on Form N-SAR
         For the Transition Period Ended:
                                         ----------------------

[Read Instructions (on back page) Before Preparing Form. Please Print or Type. Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.]

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

Not applicable.
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PART I - REGISTRANT INFORMATION


KENILWORTH SYSTEMS CORPORATION
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Full Name of Registrant

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Former Name if Applicable

54 Kenilworth Road
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Address of Principal Executive Office (Street and Number)

Mineola, New York 11501
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City, State and Zip Code

PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

      (a)   The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
      (b)   The subject annual report, semi-annual report, transition report on form 10-K, form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the
[X] prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
      (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or potion thereof, could not be filed within the prescribed time period.

Awaiting further information. To be able to report on Shareholders Meeting held on August 13, 2001.

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PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.

Herbert Lindo                       (516)            741-1352
--------------------                ----------       -----------------
(Name)                              (Area Code)      (Telephone Number)


(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no,
identify No report(s).                                         [X] Yes [ ]

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(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be
included in the subject report or portion thereof?             [ ] Yes [X] No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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KENILWORTH SYSTEMS CORPORATION
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(Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 14, 2001               By: /s/ Herbert Lindo
     -----------------------      -------------------------------------
                                        Herbert Lindo, President